Exhibit 23.6

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of EMC Corporation of our report dated February 4, 2003 relating to the consolidated financial statements of Legato Systems, Inc. (the “Company”), which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and of our report dated July 24, 2003 relating to the financial statements, which appears in the Company’s Form 8-K for the three months ended March 31, 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS

San Jose, California

July 30, 2003